UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2021

HALLIBURTON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-03492	75-2677995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East,	Houston,	Texas	77032
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (281) 871-2699
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On October 19, 2021, registrant issued a press release entitled “Halliburton Announces Third Quarter 2021 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER 2021 RESULTS
•Reported net income of $0.26 per diluted share
•Adjusted net income of $0.28 per diluted share
•Cash flow from operating activities of $617 million and free cash flow of $469 million

HOUSTON – October 19, 2021 – Halliburton Company (NYSE: HAL) announced today net income of $236 million, or $0.26 per diluted share, for the third quarter of 2021. This compares to net income for the second quarter of 2021 of $227 million, or $0.26 per diluted share. Adjusted net income for the third quarter of 2021, excluding special items, was $248 million, or $0.28 per diluted share. Halliburton's total revenue for the third quarter of 2021 was $3.9 billion compared to revenue of $3.7 billion in the second quarter of 2021. Reported operating income was $446 million in the third quarter of 2021 compared to reported operating income of $434 million in the second quarter of 2021. Excluding special items, adjusted operating income was $458 million in the third quarter of 2021.

“Our third quarter performance demonstrates the effectiveness of both our strategy and our execution. Total company revenue increased 4% sequentially, and adjusted operating income grew 6% with solid margins in both divisions,” commented Jeff Miller, Chairman, President and CEO.

“Both operating divisions experienced revenue growth in the international and North America Land markets. Our Completion and Production division delivered solid mid-teens margins, and our Drilling and Evaluation division margins maintained their steady momentum.

“I am pleased with our strengthening free cash flow profile. In the third quarter, we generated $469 million of free cash flow, retired $500 million of debt, and maintained our cash balance at $2.6 billion.

“I see a multi-year upcycle unfolding. Structural global commodity tightness drives increased demand for our services, both internationally and in North America. I believe Halliburton is uniquely positioned in both markets to benefit from this improving environment.

“I believe our value proposition, technology differentiation, digital adoption, and capital efficiency will allow us to deliver profitable growth internationally and maximize value in North America. Halliburton will continue to execute our key strategic priorities to deliver industry-leading returns and strong free cash flow for our shareholders,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the third quarter of 2021 was $2.1 billion, an increase of $88 million, or 4%, when compared to the second quarter of 2021, while operating income was $322 million, an increase of $5 million, or 2%. These results were driven by increased activity across multiple product service lines in the Western Hemisphere, higher cementing activity in the Middle East/Asia region, as well as increased well intervention services in the Europe/Africa/CIS region. These improvements were partially offset by accelerated maintenance expenses for our stimulation business in North America, reduced completion tool sales in the Eastern Hemisphere, and lower stimulation activity in the Middle East/Asia region.

Drilling and Evaluation

Drilling and Evaluation revenue in the third quarter of 2021 was $1.7 billion, an increase of $65 million, or 4%, when compared to the second quarter of 2021, while operating income was $186 million, an increase of $11 million, or 6%. These results were due to improved drilling-related services internationally and in North America land, additional testing services and wireline activity across Latin America, along with increased project management activity in Mexico and Ecuador. Partially offsetting these increases were reduced drilling-related services in Norway and the Gulf of Mexico.

Geographic Regions

North America

North America revenue in the third quarter of 2021 was $1.6 billion, a 3% increase when compared to the second quarter of 2021. This increase was primarily driven by higher well construction services, artificial lift activity, and wireline activity in North America land, increased completion tool sales in the Gulf of Mexico, and additional stimulation and drilling activity in Canada. Partially offsetting these increases were reduced drilling-related, wireline, and stimulation activity in the Gulf of Mexico as a result of the impact from Hurricane Ida.

International

International revenue in the third quarter of 2021 was $2.2 billion, a 5% increase when compared to the second quarter of 2021. This improvement was primarily driven by higher activity across multiple product service lines in Latin America as well as higher well intervention services in the Europe/Africa/CIS region and well construction services across the Eastern Hemisphere. Partially offsetting these increases were lower completion tool sales in the Eastern Hemisphere, reduced activity in Norway, and decreased stimulation activity in the Middle East/Asia region.

Latin America revenue in the third quarter of 2021 was $624 million, a 17% increase sequentially. This improvement was driven by increased activity in multiple product service lines in Argentina, Mexico, and Brazil, as well as higher well construction services in Colombia and improved project management activity in Ecuador. These increases were partially offset by reduced fluid services in the Caribbean.

Europe/Africa/CIS revenue in the third quarter of 2021 was $676 million, essentially flat sequentially. Higher well intervention services across the region, increased well construction services and completion tool sales in Nigeria, additional pipeline and fluid services in Russia, and increased activity across multiple product service lines in Senegal, were offset by decreased activity across multiple product service lines in the North Sea and Algeria, and lower completion tool sales in Angola.

Middle East/Asia revenue in the third quarter of 2021 was $945 million, a 2% increase sequentially, resulting from improved well construction activity in the Middle East and Australia. These improvements were partially offset by lower completion tool sales across the region, along with reduced wireline and stimulation activity in Saudi Arabia, lower project management activity in India, and lower stimulation activity in Malaysia.

Other Financial Items

Halliburton closed the structured transaction for our North America real estate assets, which resulted in a $74 million gain. We also discontinued the proposed sale of our Pipeline and Process Services business leading to a depreciation catch-up related to these assets previously classified as held for sale. As a result, among these and other items, we recognized a pre-tax charge of $12 million.

During the third quarter of 2021, Halliburton retired $500 million of 2021 senior notes using cash on hand.

Selected Technology & Highlights

•Halliburton announced a successful deployment of its SmartFleet™ intelligent fracturing system with a major operator in the Permian Basin. The SmartFleet system integrates intelligent automation and visualization with subsurface measurements across multiple wells to dynamically respond to reservoir behavior. By using the SmartFleet system, operators can achieve real-time control of fracture placement and improve overall completion execution.

•Halliburton introduced ExpressFiber™, a fiber optic cable that offers accurate, direct subsurface measurements, including cross-well communication, at a price point that enables fracture monitoring on every well pad. ExpressFiber uses distributed acoustic sensing (DAS) to acquire a direct measurement of micro seismic, strain, and temperature unlike other cross-well monitoring techniques that provide indirect estimates. ExpressFiber, paired with our intelligent fracturing and subsurface monitoring services, provides real-time actionable insights of fracture growth and well interference, allowing operators to improve completions designs and gain overall capital efficiency.

•Halliburton and VoltaGrid LLC announced a successful deployment of an advanced electric fracturing solution on a multi-year contract with Chesapeake Energy Corporation in the Marcellus shale. The solution combines Halliburton’s all-electric fracturing spread featuring the Zeus™ 5,000 horsepower (HHP) electric pumping unit with VoltaGrid’s advanced power generation system. This high-performing solution reduced emissions for Chesapeake by 32% and applied over 25 megawatts of lower-carbon power generation by leveraging Chesapeake’s local field gas network.

•Halliburton Landmark released the latest version of Geosciences Suite, a DecisionSpace® 365 cloud solution powered by iEnergy®, an E&P hybrid cloud. The software combines innovative technology with a tightly integrated, end-to-end suite of workflows to create a complete and connected geoscience solution that enables a subsurface digital twin. This cloud solution can reduce exploration uncertainty by improving understanding of complex reservoirs to increase recovery.

•Halliburton introduced IsoBond™, a cement system that reduces sustained casing pressure (SCP) at its source to deliver a barrier that minimizes fluid loss, shortens transition time, and improves shear bonding. The IsoBond cement system alleviates SCP on all fronts, unlike slurries that are only designed to mitigate against fluid loss. Halliburton has pumped over 15,000 barrels of IsoBond across multiple wells in North America and Latin America.

•Halliburton announced an award of an integrated services contract to execute a drilling and completions campaign for Energean, an independent E&P company focused on developing resources in the Mediterranean and the North Sea. The work follows a successful offshore drilling campaign that Halliburton previously executed for Energean in the Karish and Karish North gas fields.

•Halliburton released the iStar™ Intelligent Drilling and Logging Platform, a comprehensive measurement platform comprising multiple services for greater control of drilling and logging operations. The platform’s digital architecture supports automation, machine learning, and artificial intelligence for reservoir evaluation, faster drilling, and consistent well delivery.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 130 nationalities in more than 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the Company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the impact of COVID-19 and any variants, the related economic repercussions and resulting negative impact on demand for oil and gas, operational challenges relating to COVID-19 and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the ability of the OPEC+ countries to agree on and comply with supply limitations; the continuation or suspension of our stock repurchase program, the amount, the timing, and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us, and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended June 30, 2021, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2021	2020	2021
Revenue:
Completion and Production	$2,136	$1,574	$2,048
Drilling and Evaluation	1,724	1,401	1,659
Total revenue	$3,860	$2,975	$3,707
Operating income:
Completion and Production	$322	$212	$317
Drilling and Evaluation	186	105	175
Corporate and other	(50)	(42)	(58)
Impairments and other charges (a)	(12)	(133)	—
Total operating income	446	142	434
Interest expense, net	(116)	(122)	(120)
Other, net	(14)	(21)	(19)
Income (loss) before income taxes	316	(1)	295
Income tax provision (b)	(76)	(18)	(65)
Net income (loss)	$240	$(19)	$230
Net (income) loss attributable to noncontrolling interest	(4)	2	(3)
Net income (loss) attributable to company	$236	$(17)	$227

Basic and diluted net income (loss) per share	$0.26	$(0.02)	$0.26
Basic and diluted weighted average common shares outstanding	894	882	890

(a)	See Footnote Table 1 for details of the impairments and other charges recorded during the respective periods.
(b)	The tax provision includes the tax effect on impairments and other charges recorded during the three months ended September 30, 2020.
See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 3 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended
	September 30
	2021	2020
Revenue:
Completion and Production	$6,054	$6,029
Drilling and Evaluation	4,964	5,179
Total revenue	$11,018	$11,208
Operating income (loss):
Completion and Production	$891	$713
Drilling and Evaluation	532	452
Corporate and other	(161)	(152)
Impairments and other charges (a)	(12)	(3,353)
Total operating income (loss)	1,250	(2,340)
Interest expense, net	(361)	(380)
Loss on early extinguishment of debt (b)	—	(168)
Other, net	(55)	(92)
Income (loss) before income taxes	834	(2,980)
Income tax benefit (provision) (c)	(193)	265
Net Income (loss)	$641	$(2,715)
Net (Income) loss attributable to noncontrolling interest	(8)	5
Net Income (loss) attributable to company	$633	$(2,710)

Basic and diluted net income (loss) per share	$0.71	$(3.08)
Basic and diluted weighted average common shares outstanding	891	879

(a)	See Footnote Table 2 for details of the impairments and other charges recorded during the respective periods.
(b)
During the nine months ended September 30, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c)
The tax benefit (provision) includes the tax effect on impairments and other charges recorded during the nine months ended September 30, 2020. Additionally, during the nine months ended September 30, 2020, based on market conditions and the expected impact on the Company's business, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets.

See Footnote Table 2 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
See Footnote Table 4 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	December 31
	2021	2020
Assets
Current assets:
Cash and equivalents	$2,632	$2,563
Receivables, net	3,525	3,071
Inventories	2,354	2,349
Other current assets	920	1,492
Total current assets	9,431	9,475
Property, plant, and equipment, net	4,235	4,325
Goodwill	2,841	2,804
Deferred income taxes	2,149	2,166
Operating lease right-of-use assets	984	786
Other assets	1,385	1,124
Total assets	$21,025	$20,680

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,011	$1,573
Accrued employee compensation and benefits	583	517
Current portion of operating lease liabilities	258	251
Current maturities of long-term debt	11	695
Other current liabilities	1,083	1,385
Total current liabilities	3,946	4,421
Long-term debt	9,125	9,132
Operating lease liabilities	907	758
Employee compensation and benefits	547	562
Other liabilities	807	824
Total liabilities	15,332	15,697
Company shareholders’ equity	5,681	4,974
Noncontrolling interest in consolidated subsidiaries	12	9
Total shareholders’ equity	5,693	4,983
Total liabilities and shareholders’ equity	$21,025	$20,680

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2021	2020	2021
Cash flows from operating activities:
Net Income (loss)	$641	$(2,715)	$240
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation, depletion, and amortization	673	829	224
Working capital (a)	81	476	70
Impairments and other charges	12	3,353	12
Deferred income tax provision (benefit)	11	(380)	11
Other operating activities	(189)	(320)	60
Total cash flows provided by operating activities	1,229	1,243	617
Cash flows from investing activities:
Capital expenditures	(483)	(510)	(188)
Proceeds from sales of property, plant, and equipment	145	199	40
Proceeds from a structured real estate transaction	87	—	87
Other investing activities	(57)	(33)	(26)
Total cash flows used in investing activities	(308)	(344)	(87)
Cash flows from financing activities:
Payments on long-term borrowings	(696)	(1,653)	(504)
Proceeds from issuance of long-term debt, net	—	994	—
Dividends to shareholders	(121)	(238)	(41)
Stock repurchase program	—	(100)	—
Other financing activities	7	25	3
Total cash flows used in financing activities	(810)	(972)	(542)
Effect of exchange rate changes on cash	(42)	(80)	(14)
Increase (decrease) in cash and equivalents	69	(153)	(26)
Cash and equivalents at beginning of period	2,563	2,268	2,658
Cash and equivalents at end of period	$2,632	$2,115	$2,632

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 5 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue	2021	2020	2021
By operating segment:
Completion and Production	$2,136	$1,574	$2,048
Drilling and Evaluation	1,724	1,401	1,659
Total revenue	$3,860	$2,975	$3,707

By geographic region:
North America	$1,615	$984	$1,569
Latin America	624	380	534
Europe/Africa/CIS	676	649	679
Middle East/Asia	945	962	925
Total revenue	$3,860	$2,975	$3,707

Operating Income
By operating segment:
Completion and Production	$322	$212	$317
Drilling and Evaluation	186	105	175
Total	508	317	492
Corporate and other	(50)	(42)	(58)
Impairments and other charges	(12)	(133)	—
Total operating income	$446	$142	$434

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
Revenue	2021	2020
By operating segment:
Completion and Production	$6,054	$6,029
Drilling and Evaluation	4,964	5,179
Total revenue	$11,018	$11,208

By geographic region:
North America	$4,588	$4,493
Latin America	1,693	1,242
Europe/Africa/CIS	1,989	2,171
Middle East/Asia	2,748	3,302
Total revenue	$11,018	$11,208

Operating Income (Loss)
By operating segment:
Completion and Production	$891	$713
Drilling and Evaluation	532	452
Total	1,423	1,165
Corporate and other	(161)	(152)
Impairments and other charges	(12)	(3,353)
Total operating income (loss)	$1,250	$(2,340)

See Footnote Table 2 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30
	2021	2020
As reported operating income	$446	$142

Impairments and other charges:
Catch-up depreciation	36	—
Severance	15	83
Long-lived asset impairments	—	31
Inventory costs and write-downs	—	11
Gain on real estate transaction	(74)	—
Other	35	8
Total impairments and other charges (a)	12	133
Adjusted operating income (b)	$458	$275

(a)
During the three months ended September 30, 2021, Halliburton closed the structured transaction for our North America real estate assets, which resulted in a $74 million gain. We also discontinued the proposed sale of our Pipeline and Process Services business leading to a depreciation catch-up related to these assets previously classified as held for sale. As a result, among these and other items, we recognized a $12 million pre-tax charge. During the three months ended September 30, 2020, Halliburton recognized a pre-tax charge of $133 million primarily related to severance costs.

(b)
Management believes that operating income adjusted for impairments and other charges for the three months ended September 30, 2021 and 2020, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
	2021	2020
As reported operating income (loss)	$1,250	$(2,340)

Impairments and other charges:
Catch-up depreciation	36	—
Severance	15	356
Long-lived asset impairments	—	2,299
Inventory costs and write-downs	—	505
Gain on real estate transaction	(74)	—
Other	35	193
Total impairments and other charges (a)	12	3,353
Adjusted operating income (b)	$1,262	$1,013

(a)
During the nine months ended September 30, 2021, Halliburton closed the structured transaction for our North America real estate assets, which resulted in a $74 million gain. We also discontinued the proposed sale of our Pipeline and Process Services business leading to a depreciation catch-up related to these assets previously classified as held for sale. As a result, among these and other items, we recognized a $12 million pre-tax charge. During the nine months ended September 30, 2020, Halliburton recognized a pre-tax charge of $3.4 billion, primarily related to long-lived assets impairments. These impairments include impairments of property, plant, and equipment, intangible assets, leases, and real estate facilities.

(b)
Management believes that operating income (loss) adjusted for impairments and other charges for the nine months ended September 30, 2021 and 2020, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30
	2021	2020
As reported net income (loss) attributable to company	$236	$(17)

Adjustments:
Impairments and other charges	12	133
Noncontrolling interest equipment impairments	—	(2)
Total adjustments, before taxes	12	131
Tax benefit (a)	—	(14)
Total adjustments, net of taxes (b)	12	117
Adjusted net income attributable to company (b)	$248	$100

As reported diluted weighted average common shares outstanding (c)	894	882
Adjusted diluted weighted average common shares outstanding (c)	894	883
As reported net income (loss) per diluted share (d)	$0.26	$(0.02)
Adjusted net income per diluted share (d)	$0.28	$0.11

(a)	The tax benefit in the table above includes the tax effect on impairments and other charges during the three months ended September 30, 2020.
(b)
Management believes that net income (loss) adjusted for impairments and other charges, along with the associated noncontrolling interest, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the three months ended September 30, 2021 and 2020.

(c)
For the three months ended September 30, 2020, as reported diluted weighted average common shares outstanding excludes one million shares associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during the period. When adjusting income attributable to company in that period for the adjustments discussed above, these shares become dilutive.

(d)
As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended
	September 30
	2021	2020
As reported net income (loss) attributable to company	$633	$(2,710)

Adjustments:
Impairments and other charges	12	3,353
Noncontrolling interest equipment impairments	—	(9)
Loss on early extinguishment of debt	—	168
Total adjustments, before taxes	12	3,512
Tax benefit (a)	—	(386)
Total adjustments, net of taxes (b)	12	3,126
Adjusted net income attributable to company (b)	$645	$416

As reported diluted weighted average common shares outstanding (c)	891	879
Adjusted diluted weighted average common shares outstanding (c)	891	880
As reported net income (loss) per diluted share (d)	$0.71	$(3.08)
Adjusted net income per diluted share (d)	$0.72	$0.47

(a)
The tax benefit in the table above includes the tax effect on impairments and other charges during the nine months ended September 30, 2020. Additionally, during the nine months ended September 30, 2020, based on market conditions and the expected impact on the Company's business, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets.

(b)
Management believes that net income (loss) adjusted for the loss on early extinguishment of debt and impairments and other charges, along with the associated noncontrolling interest, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the nine months ended September 30, 2021 and 2020.

(c)
For the nine months ended September 30, 2020, as reported diluted weighted average common shares outstanding excludes one million shares associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during the period. When adjusting income attributable to company in that period for the adjustments discussed above, these shares become dilutive.

(d)
As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 5

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2021	2020	2021
Total cash flows provided by operating activities	$1,229	$1,243	$617
Capital expenditures	(483)	(510)	(188)
Proceeds from sales of property, plant, and equipment	145	199	40
Free cash flow (a)	$891	$932	$469

(a)
The Free Cash Flow metric is a non-GAAP financial measure, which is calculated as “Total cash flows provided by operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of our direct, large-cap competitors. Prior periods presented are consistent with this metric.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, October 19, 2021, to discuss its third quarter 2021 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please click here to pre-register for the conference call and obtain your dial in number and passcode. You can also visit the Halliburton website to listen to the call via live webcast. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until October 26, 2021. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 5859585.

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CONTACTS

For Investors:
David Coleman
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For News Media:
Emily Mir
Halliburton, External Affairs
PR@Halliburton.com
281-871-2601

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	October 19, 2021	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary